Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports First Quarter 2016 Results: Continued Negative Impact
from Oil & Gas Industry Declines and Nickel Metal Pricing
Richmond, Virginia, May 9, 2016...Synalloy Corporation (Nasdaq:SYNL), today announced net sales for the first quarter of 2016 of $36.3 million. This represents a decrease of $15.3 million or 30% when compared to net sales for the first quarter of 2015.
For the first quarter of 2016 the Company recorded a net loss of $1.4 million, or $0.16 loss per share. This compares to net earnings of $3.6 million, or $0.42 per share for the first quarter 2015.
The Company’s performance utilizing its two standard non-GAAP financial measures, Adjusted Net Income and Adjusted EBITDA, (as defined below), was as follows:

•	Adjusted Net Income for the first quarter of 2016 was $41,000, or $0.00 per share. This represents a 99% decline from the first quarter 2015 Adjusted Net Income of $2.9 million, or $0.34 per share.

•
Adjusted EBITDA for the first quarter of 2016 decreased $4.4 million or 65% to $2.4 million, or $0.27 per share. This compares to Adjusted EBITDA of $6.8 million, or $0.77 per share for the first quarter of 2015.

The most significant factors negatively impacting first quarter results were lower demand for the company's product lines serving the oil and gas industry and the negative impact of reduced metal prices compared to the flow through cost of sales for previously purchased higher cost input materials.
"It is obvious that softness in the domestic petroleum industry and continuous declines in metal prices have significantly impacted our recent operating results," said Craig Bram, President and CEO. "In spite of these challenging industry conditions, we have protected our balance sheet, while expanding our capacity to serve our customers. This puts Synalloy in an enviable position to benefit from the inevitable cyclical recovery."
Metals Segment
Metals Segment sales for the first quarter of 2016 totaled $24.0 million, a decrease of $11.5 million or 32% from $35.5 million for the same quarter last year.
Storage tank sales decreased $1.6 million or 23% to $5.2 million for the first quarter of 2016. Storage tank sales in the first quarter of 2015 reflected stronger order activity in late 2014, before the decline in oil prices occurred.
Heavy-wall, seamless carbon steel pipe and tube sales decreased $2.8 million or 44% to $3.5 million for the first quarter of 2016 compared to $6.3 million for the same period of the prior year. The Houston, TX distribution facility, with its focus on the oil and gas sector, saw a substantial decline in sales in the most recent quarter.
Stainless steel pipe sales decreased $7.2 million or 32% for the first quarter of 2016 to $15.2 million when compared to prior year sales of $22.4 million. Falling nickel prices continued to weigh heavily on stainless steel pipe sales in the first quarter of 2016. Nickel prices were down 39% from the first quarter of 2015 and down 3% from year-end 2015. Distributors continued to maintain lean inventories and only recently have inquiries from these customers shown increased activity. Sales of smaller diameter stainless steel pipe in the six inch and below category did increase in the first quarter of this year, reflecting the impact of the domestic manufacturers' antidumping and countervailing suit against India that was filed on September 30, 2015. The preliminary anti-dumping determination is set to be announced in early May 2016.
The Metals Segment incurred an operating loss of $0.8 million for the first quarter of 2016 compared to operating income of $3.1 million for the first quarter of 2015. Operating income was impacted by the following factors:

a.	Continued low oil and gas prices had an unfavorable effect on sales and profits for our storage tank and carbon pipe distribution facilities;

b.
The first quarter of the prior year included several projects with a heavy concentration of large diameter stainless steel pipe which contributed superior margins. Pounds shipped of twelve inch and larger pipe was down 33% in the first quarter of 2016 over the same period of the prior year, reflecting an absence of project work;

c.
As a result of a continued drop in nickel prices during 2016, the Company experienced nickel margin compression of approximately $1.4 million and $1.0 million for the first quarter of 2016 and 2015, respectively. There are two distinct components of the compression calculation. First, an adjustment is recorded for those products with actual manufacturing cost exceeding the subsequent month's selling price. The second component captures the effect of nickel price fluctuations on our profitability by comparing the material cost per pound of stainless steel products sold during the month with the cost of stainless steel purchased during the same month; and

d.
Declines in sales and operating margins were partially offset by the implementation of stringent efforts to control costs and eliminate all non-essential spending. This will result in a quicker return to profitability when sales levels improve.

Specialty Chemicals Segment
Sales for the Specialty Chemicals Segment in the first quarter of 2016 were $12.4 million, which represented a $3.8 million or 24% decrease from $16.2 million for the same quarter of 2015. Sales were affected during the first quarter of 2016 by:

a.	Several products were taken in-house by our customers and the planned ramp up of several new products was delayed;

b.	A shortage of customer supplied raw materials at our CRI facility which slowed production in the first quarter of 2016;

c.	Lower selling prices per pound for oil based products. With the reduction in oil prices, the Segment's raw material costs decreased which resulted in a decrease in selling prices; and

d.
The increase in sales of products where customers supplied the raw materials reduced the Segment's selling price per pound. Our customers supply a large portion of raw materials for certain products. This results in a lower average selling price per pound for their products.

Operating income for the first quarters of 2016 and 2015 was $1.2 million and $1.5 million, respectively, a decrease of $0.3 million or 17%. The decline in operating income was directly related to the lower sales during the quarter. Operating income as a percent of sales increased to 9.8% for the first quarter of 2016 compared to 9.0% for the same period of the prior year.
Other Items
Unallocated corporate expenses for the first quarter of 2016 increased $0.3 million or 29% to $1.3 million. The first quarter increase resulted primarily from higher professional fees and personnel costs.
Acquisition costs during the first quarter of 2015 represent professional fees associated with the Specialty Pipe and Tube, Inc. acquisition.
Interest expense for the first quarter of 2016 was $0.3 million compared to $0.4 million for the first quarter of 2015. The decrease resulted from lower average debt balances.
The change in the fair value of the interest rate swap contracts increased unallocated expenses for the first quarter of 2016 and 2015 by $0.3 million and $0.2 million, respectively.
During March 2015, lower oil prices affected the demand for Palmer's storage tank and separator products. It was evident from reviewing March and April financial results that the third year operating results for Palmer would not meet the minimum earn-out levels. As a result, during the first quarter of 2015, the Company recorded a favorable adjustment of $2.5 million to eliminate the remaining balance of Palmer's earn-out liability.
The Company's effective tax rate was 4% for the first quarter of 2016 due to state tax expense and permanent differences reducing the amount of tax benefit on the pre-tax loss for the quarter. The effective tax rate for the first quarter of the prior year was 28%. The previously mentioned earn-out adjustment recorded in 2015 was non-taxable.
The Company's cash balance decreased $0.1 million during the first quarter of 2016 from $0.4 million at the end of 2015 to $0.3 million at March 31, 2016.

a.
Net accounts receivable increased $2.5 million at March 31, 2016 when compared to the prior year end, which resulted from a 10% increase in sales for the last two months of the first quarter 2016 compared to the last two months of the fourth quarter 2015. Also, days sales outstanding, calculated using a three month average basis, decreased 5 days to 49 days outstanding at the end of the first quarter 2016 from 54 days outstanding at the end of 2015;

b.
Net inventories decreased $3.4 million as of March 31, 2016 compared to the end of 2015. During the first quarter of 2016, the Company continued its directive to lower inventory levels. In addition, lower nickel and oil prices reduced inventory costs for 2016 and inventory turns increased 5% from 1.89 turns at December 31, 2015, calculated on a three month basis, to 1.99 turns at March 31, 2016;

c.
Accounts payable decreased $1.7 million as of March 31, 2016 from the prior year end due to an increase in the number of days outstanding at year-end due to the holidays. At March 31, 2016, the accounts payable days outstanding returned to 45 days;

d.	Capital expenditures for the first quarter of 2016 were $0.7 million of which $0.3 million was for the Metals heavy wall pipe project at BRISMET; and

e.	During the first quarter of 2016, the Company repurchased 29,500 shares at a cost of $0.3 million.
As of March 31, 2016, the Company had approximately $31.1 million of bank debt. Pursuant to the Credit Agreement in place with the Company's bank, the Company is subject to certain covenants including maintaining a certain Total Funded Debt to EBITDA ratio (as defined in the Credit Agreement), a minimum tangible net worth and a total liabilities to tangible net worth ratio. The Company is also limited to a maximum amount of capital expenditures per year, which is in line with the Company's current projected needs. At March 31, 2016, the Company was not in compliance with the Total Funded Debt to EBITDA ratio covenant due to nickel price losses. As a result, on May 4, 2016, the Company obtained a waiver to the Credit Agreement and the Company and bank executed an amendment which modified the Total Funded Debt to EBITDA covenant definition to include the add-back of nickel price losses for any future test periods and reduced the maximum revolving line of credit from $40 million to $30 million. Based on current forecasts and projections, the Company expects to remain in compliance with the revised debt covenant calculations.
On December 31, 2015, the Company elected to change its fiscal year from a 52-53 week year ending the Saturday nearest to December 31 to a calendar year ending December 31 effective with fiscal year 2015. The Company made this change prospectively and did not adjust operating results for prior periods. The first quarter of 2015 ended on April 4, 2015 and the first quarter of 2016 ended on March 31, 2016. The change of the month-end date had an insignificant effect on results for quarter-end.
Outlook
The Metals Segment will continue to be affected by nickel and oil prices. To a lesser extent, the Chemicals Segment will be impacted negatively by petroleum based raw material input prices.
Nickel prices appear to have stabilized during the first quarter of this year. While we hedged raw material purchases since January 1, 2016, we still have exposure to inventories carried on the balance sheet as of December 31, 2015. We estimate future nickel margin compression on this inventory of approximately $5.0 million, in addition to the compression incurred in the first quarter. With nickel prices increasing in recent weeks, order activity has improved and bookings of stainless steel pipe in April were in excess of $6 million, or almost half of what was booked in the first quarter of this year.
West Texas Intermediate oil prices have increased 22% from the beginning of the year, with prices reaching $45 per barrel. The Company believes our tank and seamless carbon pipe businesses will return to more normal levels of activity when prices reach $60 per barrel. However, there are some indications that activity in the Permian basin will increase should prices stabilize above $50 per barrel. Both our storage tank and seamless carbon pipe businesses have seen their revenues stabilize over the past three quarters, at levels about 50% of the revenues achieved before the decline in oil prices.
The Specialty Chemicals Segment's sales should show improved results for the remainder of the year, particularly in the second half. The new product pipeline remains strong and we have over 14 million pounds of annual volume that is committed to start production over the next 90 days.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Statements included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.

Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairments, gain/(loss) due to changes in nickel prices, inventory cost adjustments, aged inventory adjustment, stock option / grant costs, acquisition costs, amortization of prior year's manufacturing variances, shelf registration costs, Specialty and Palmer earn-out adjustments, gain on excess death benefit, casualty insurance gain, retention costs and other one-time adjustments from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairments, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to changes in nickel prices, inventory cost adjustments, aged inventory adjustment, stock option / grant costs, acquisition costs, amortization of prior year's manufacturing variances, shelf registration costs, Specialty and Palmer earn-out adjustments, gain on excess death benefit, casualty insurance gain, retention costs and other one-time adjustments from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks and specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Contact: Dennis Loughran at (804) 822-3266

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED
(unaudited)	Mar 31, 2016	Apr 4, 2015

Net sales
Metals Segment	$23,962,000	$35,461,000
Specialty Chemicals Segment	12,350,000	16,187,000
	$36,312,000	$51,648,000
Operating (loss) income
Metals Segment operations	$(771,000)	$3,116,000
Specialty Chemicals Segment	1,210,000	1,461,000
	439,000	4,577,000
Less unallocated corporate expenses	1,293,000	1,003,000
Acquisition costs	—	440,000
Operating (loss) income	(854,000)	3,134,000
Interest expense	281,000	378,000
Change in fair value of interest rate swap	294,000	169,000
Palmer earn-out adjustment	—	(2,483,000)

Net (loss) income before income taxes	(1,429,000)	5,070,000
(Benefit from) provision for income taxes	(62,000)	1,432,000

Net (loss) income	$(1,367,000)	$3,638,000

Net (loss) income per common share
Basic	$(0.16)	$0.42
Diluted	$(0.16)	$0.42

Average shares outstanding
Basic	8,635,000	8,715,000
Diluted	8,635,000	8,735,000

Other data:
Adjusted EBITDA (1)	$2,360,000	$6,752,000
(1) The term Adjusted EBITDA (earnings before discontinued operations, goodwill impairments, interest, change in fair value of interest rate swap, income taxes, depreciation, amortization, gain/(loss) due to change in nickel prices, inventory cost adjustments, aged inventory adjustment, stock option / grant costs, acquisition costs, amortization of prior year manufacturing variances, shelf registration costs, earn-out adjustments, gain on excess death benefit, casualty insurance gain, retention costs and other one-time adjustments) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net (Loss) Income to Adjusted EBITDA

	THREE MONTHS ENDED
(unaudited)	Mar 31, 2016	Apr 4, 2015

Consolidated
Net (loss) income	$(1,367,000)	$3,638,000
Adjustments:
Interest expense	281,000	378,000
Change in fair value of interest rate swap	294,000	169,000
Income taxes	(62,000)	1,432,000
Depreciation	1,108,000	1,195,000
Amortization	615,000	569,000
Loss from change in nickel prices	1,415,000	1,030,000
Inventory cost adjustments	(257,000)	(190,000)
Aged inventory adjustment	—	390,000
Acquisition costs	—	440,000
Shelf registration costs	19,000	10,000
Amortization of manufacturing variance	56,000	—
Palmer earn-out adjustment	—	(2,483,000)
Other one-time adjustments	125,000	—
Stock option / grant costs	100,000	142,000
Retention expense	33,000	32,000

Adjusted EBITDA	$2,360,000	$6,752,000
% sales	6.5%	13.1%

Adjusted EBITDA per share, diluted	$0.27	$0.77

Metals Segment
Operating (loss) income	$(771,000)	$3,116,000
Adjustments:
Depreciation expense	693,000	772,000
Amortization expense	609,000	564,000
Loss from change in nickel prices	1,415,000	1,030,000
Pipe and tube inventory cost adjustment	(257,000)	(190,000)
Aged inventory adjustment	—	390,000
Amortization of manufacturing variance	56,000	—
Other one-time adjustments	51,000	—
Stock option / grant costs	32,000	31,000
Retention expense	33,000	32,000

Metals Segment Adjusted EBITDA	$1,861,000	$5,745,000
% segment sales	7.8%	16.2%

Specialty Chemicals Segment
Operating income	$1,210,000	$1,461,000
Adjustments:
Depreciation expense	391,000	402,000
Amortization expense	6,000	5,000
Other one-time adjustments	74,000	—
Stock option / grant costs	9,000	11,000

Specialty Chemicals Segment Adjusted EBITDA	$1,690,000	$1,879,000
% segment sales	13.7%	11.6%

Reconciliation of Net (Loss) Income and Earnings Per Share to
Adjusted Net Income and Adjusted Earnings per Share

	THREE MONTHS ENDED
(unaudited)	Mar 31, 2016	Apr 4, 2015

(Loss) income before taxes, as reported	$(1,429,000)	$5,070,000

Adjustments:
Loss from change in nickel prices	1,415,000	1,030,000
Inventory cost adjustments	(257,000)	(190,000)
Aged inventory adjustment	—	390,000
Stock option / grant cost	100,000	142,000
Acquisition costs	—	440,000
Amortization of manufacturing variances	56,000	—
Shelf registration costs	19,000	10,000
Other one-time adjustments	125,000	—
Palmer earn-out adjustment	—	(2,483,000)
Retention expense	33,000	32,000

Adjusted income before income taxes	62,000	4,441,000

Provision for income taxes at 34%	21,000	1,510,000

Adjusted net income	$41,000	$2,931,000

Average shares outstanding, as reported
Basic	8,635,000	8,715,000
Diluted	8,635,000	8,735,000

Adjusted net income per common share
Basic	$—	$0.34
Diluted	$—	$0.34

Condensed Consolidated Balance Sheets
	Mar 31, 2016	Dec 31, 2015
	(unaudited)
Assets
Cash	$256,000	$391,000
Accounts receivable, net	20,411,000	17,946,000
Inventories	60,447,000	63,816,000
Sundry current assets	4,727,000	2,943,000
Total current assets	85,841,000	85,096,000

Property, plant and equipment, net	45,965,000	46,294,000
Goodwill	1,355,000	1,355,000
Intangible assets, net	14,137,000	14,746,000
Other assets	1,564,000	1,552,000

Total assets	$148,862,000	$149,043,000

Liabilities and Shareholders' Equity
Accounts payable	$10,534,000	$12,266,000
Accrued expenses and other current liabilities	8,407,000	9,892,000
Current portion of long-term debt	4,534,000	4,534,000
Other current liabilities	112,000	101,000
Total current liabilities	23,587,000	26,793,000

Long-term debt	26,412,000	23,410,000
Other long-term liabilities	5,235,000	3,686,000
Shareholders' equity	93,628,000	95,154,000

Total liabilities and shareholders' equity	$148,862,000	$149,043,000